Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Tax-Advantaged Floating Rate Fund
333-122276
811-21705

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement and a new sub-advisory agreement, and to ratify the selection of Ernst and Young LLP as the funds independent registered public accounting firm and to elect members of the Board, (there was no solicitation to managements nominee).

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

To approve a new
investment
management
agreement

 Common and
Preferred
shares voting
together as a
class

   For

                       7,076,849

   Against

                          176,514

   Abstain

                          182,681

   Broker Non-Votes

                       3,892,024

      Total

                     11,328,068




To approve a new sub-
advisory agreement
between Nuveen Asset
 Management and
Spectrum Asset
Management, Inc.


   For

                       7,068,075

   Against

                          165,770

   Abstain

                          202,199

   Broker Non-Votes

                       3,892,024

      Total

                     11,328,068


Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013069.